June 30, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	Calvert SAGE Fund File numbers [____________] Post-Effective Amendment No. __

Ladies and Gentlemen:

As counsel to the Calvert SAGE Fund (the "Fund"), it is my opinion, based upon an examination of the Fund's Declaration of Trust and By-Laws and such other original or photostatic copies of Fund records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion, that the securities being registered by this Post-Effective Amendment No. __of the Fund will, when sold, be legally issued, fully paid and non-assessable.

Consent is hereby given to file this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Fund's Post-Effective Amendment No. __ to its Registration Statement.

Sincerely,

Ivy Wafford Duke

/s/ Ivy Wafford Duke
Associate General Counsel